Exhibit 99.1
NEWS RELEASE
RAMBUS REPORTS THIRD QUARTER FINANCIAL RESULTS
Revenue of $29.4 million; loss of $0.27 per share
LOS ALTOS, Calif. – October 23, 2008 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the third quarter of 2008.
Revenues for the third quarter of 2008 were $29.4 million, down 17.6% sequentially from the second quarter and down 29.5% over the third quarter of last year. Revenues for the nine months ended September 30, 2008 were $104.9 million, down 24.8% over the same period of last year.
“With the FTC restrictions on our royalties removed and annual savings of $17 million expected through our restructuring efforts, we are confident in our ability to pursue our strategic objectives,” said Harold Hughes, president and chief executive officer at Rambus. “Foremost among these is our steadfast commitment to investments in breakthrough technology, and efforts to protect and be fully compensated for our patented inventions.”
Total costs and expenses for the third quarter of 2008 were $60.0 million, which included $9.0 million of stock-based compensation expenses, $4.0 million of restructuring related expenses, $2.2 million of asset impairment expenses and $0.4 million for the previous stock-based compensation restatement and related legal expenses. This is compared to total costs and expenses of $52.6 million for the second quarter of 2008, which included $9.0 million of stock-based compensation expenses and $2.3 million of restatement and related legal expenses. General litigation expenses for the third quarter of 2008 were $15.7 million, an increase of $6.6 million from the second quarter of 2008.
As compared to the third quarter of last year, total costs and expenses increased from $58.2 million, which included $8.7 million of stock-based compensation expenses and $4.2 million of restatement and related legal expenses. General litigation expenses in the third quarter of 2008 increased $4.0 million from the third quarter of 2007.
Total costs and expenses for the nine months ended September 30, 2008 were $175.6 million, which included $28.5 million of stock-based compensation expenses, $4.0 million of restructuring-related expenses, $2.2 million of asset impairment expenses and $3.6 million for the previous stock-based compensation restatement and related legal expenses. This is compared to total costs and expenses of $177.5 million for the same period of 2007, which included $28.4 million of stock-based compensation expenses and $18.6 million of restatement and related legal expenses. General litigation expenses for the nine months ended September 30, 2008 were $38.0 million, an increase of $14.7 million from the same period in 2007.
Net loss for the third quarter of 2008 was $27.9 million compared to a net loss of $144.7 million in the second quarter of 2008 and a net loss of $6.5 million in the third quarter of 2007. Net loss per share for the third quarter of 2008 was $0.27 as compared to a net loss per share of $1.38 in the second quarter of 2008 and a net loss per share of $0.06 for the third quarter of 2007. Net loss for the nine months ended September 30, 2008 was $185.2 million as compared to a net loss of $13.1 million for the same period of 2007. Net loss per share for the nine months ended September 30, 2008 was $1.77 as compared to a net loss per share of $0.13 in the same period of 2007.

Cash, cash equivalents and marketable securities as of September 30, 2008 were $379.0 million, down approximately $15.2 million from June 30, 2008 and down approximately $61.9 million from December 31, 2007. During the third quarter of 2008, the Company repurchased approximately 0.6 million shares of common stock for an aggregate value of $10.0 million. During the first nine months of the year, the Company repurchased approximately 2.0 million shares of common stock for an aggregate value of $34.9 million and also paid out a net of $13.3 million related to the settlement of a class action lawsuit related to the timing of past stock option grants.
The conference call discussing third quarter results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 5134540.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com
Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$106,786	$119,391
Marketable securities	272,186	321,491
Accounts receivable	1,740	442
Unbilled receivables	690	1,478
Prepaids and other current assets	8,141	8,349
Deferred taxes	222	11,595

Total current assets	389,765	462,746

Restricted cash	1,238	2,286
Deferred taxes, long-term	2,613	116,209
Intangible assets, net	8,040	13,441
Property and equipment, net	23,672	24,587
Goodwill	4,454	4,454
Other non-current assets	4,791	3,624

Total assets	$434,573	$627,347

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,091	$11,283
Accrued payroll and related benefits	9,478	9,985
Accrued litigation expenses	13,636	26,234
Other accrued liabilities	5,467	5,894
Deferred revenue	2,329	2,756

Total current liabilities	40,001	56,152

Long-term liabilities:
Convertible notes	160,000	160,000
Other long-term liabilities	3,824	4,111

Total long-term liabilities	163,824	164,111

Total stockholders’ equity:	230,748	407,084

Total liabilities and stockholders’ equity	$434,573	$627,347

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Royalty revenue	$25,793	$35,327	$91,174	$118,263
Contract revenue	3,635	6,388	13,707	21,145

Total revenues	29,428	41,715	104,881	139,408

Costs and expenses:
Cost of contract revenues (1)	4,611	5,781	18,411	18,878
Research and development (1)	17,511	18,312	59,048	60,339
Marketing, general and administrative (1)	31,288	29,914	88,377	79,657
Restructuring costs (1)	4,024	—	4,024	—
Impairment of asset	2,158	—	2,158	—
Costs of restatement and related legal activities	392	4,169	3,564	18,631

Total costs and expenses	59,984	58,176	175,582	177,505

Operating loss	(30,556)	(16,461)	(70,701)	(38,097)

Interest and other income, net	2,704	5,645	10,207	16,496

Loss before income taxes	(27,852)	(10,816)	(60,494)	(21,601)

Provision for (benefit from) income taxes	92	(4,318)	124,748	(8,495)

Net loss	$(27,944)	$(6,498)	$(185,242)	$(13,106)

Net loss per share:
Basic	$(0.27)	$(0.06)	$(1.77)	$(0.13)
Diluted	$(0.27)	$(0.06)	$(1.77)	$(0.13)

Weighted-Average Shares used in computing per share amounts:
Basic	104,897	103,820	104,795	103,820
Diluted	104,897	103,820	104,795	103,820

(1)	Total stock-based compensation expense for the three and nine month periods ended September 30, 2008 and September 30, 2007 are presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cost of contract revenues	$1,321	$1,333	$4,604	$4,069
Research and development	3,326	3,190	10,997	9,821
Marketing, general and administrative	4,371	4,138	12,899	14,512
Restructuring costs	547	—	547	—